Exhibit 10.3

Executive Severance and Change in Control Policy

(As adopted by the Compensation Committee effective as of November 7, 2025)

For purposes of this Executive Severance and Change in Control Policy (this “Policy”), “Executives” means any executive officer of Deep Fission, Inc. (“Deep Fission”) to whom the Board of Directors of Deep Fission (the “Board”) has extended the benefits of this Policy, as set forth in such individual’s offer letter or other written agreement. Capitalized terms used but not defined in this Policy have the meanings given in Deep Fission’s 2025 Equity Incentive Plan, as amended (the “Plan”).

I.	Executive Severance

If, at any time other than during a Change in Control, Deep Fission terminates an Executive’s employment without Cause or Executive resigns for Good Reason (as defined below), and provided that such termination or resignation constitutes a “separation from service” within the meaning of Treasury Regulation § 1.409A-1(h) (a “Separation”), then, subject to (a) Executive’s timely execution and non-revocation (if applicable) of a separation agreement containing a release of claims in a form reasonably acceptable to Deep Fission (the “Release”) that includes customary confidentiality, non-disparagement, and cooperation covenants, (b) the Release becoming effective and irrevocable (if applicable) no later than 60 days following the date of Executive’s Separation (the “Measurement Date”), and (c) Executive’s continued compliance with Executive’s offer letter and Proprietary Information & Intellectual Property Agreement, Deep Fission will provide Executive with the following:

•	Cash Severance. Payment of six months of Executive’s then-current base salary, less applicable withholdings, payable in substantially equal installments over six months in accordance with Deep Fission’s regular payroll schedule; provided that payments otherwise due prior to the Measurement Date shall instead be accumulated and paid in a lump sum on the first payroll date following the Measurement Date.

•	Pro-Rata Annual Bonus. Payment of a pro-rata portion of Executive’s target annual bonus, less applicable withholdings, for the calendar year in which Executive’s Separation occurs, based on the number of days Executive was employed during such calendar year, payable in a lump sum on the first regular payroll date following the Measurement Date.

•	COBRA / Health Continuation. To the extent Executive is eligible for and timely elects continued group health-care coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), Deep Fission will either, at its discretion, directly pay to the carrier or reimburse Executive for the full COBRA premiums necessary to continue Executive’s then-current health insurance coverage (including eligible dependents) for the period beginning on Executive’s Separation and ending on the earliest to occur of: (a) six months following the date of Separation; (b) the date Executive obtains comparable health-care coverage through another source; or (c) the date Executive otherwise ceases to be eligible for COBRA (the “COBRA Period”). If direct payment or reimbursement would violate applicable law (including Section 2716 of the Public Health Service Act), Deep Fission will instead pay Executive a taxable monthly cash amount equal to the applicable COBRA premium, less withholdings, for the duration of the COBRA Period.

•	Equity Acceleration. As of the Measurement Date, the unvested portion of each outstanding time-based equity award, if any, will accelerate and become vested as to the number of shares that would have vested had Executive remained employed for an additional six months following Executive’s termination date, determined by reference to the regular time-based vesting schedule of each award. Performance-based awards will remain outstanding and continue to vest only upon satisfaction of the applicable performance conditions under their original terms. The forfeiture of any unvested equity otherwise scheduled to occur upon termination will be tolled until the Measurement Date solely for purposes of implementing this acceleration; provided, however, that in no event shall any stock option or restricted stock unit remain outstanding beyond its stated maximum term.

II.	Change in Control

If a Separation occurs at any time during the period commencing three months prior to a Change in Control and ending twelve months following a Change in Control, then, subject to the obligations set forth above for Executive's receipt of general severance, Deep Fission will provide Executive with the following enhanced severance benefits:

•	Cash Severance. Payment of eighteen months of Executive's then-current base salary (less applicable withholdings) payable in a single lump sum on the first regular payroll date following the Measurement Date.

•	Change in Control Bonus. Payment of a lump sum equal to 100% of Executive's annual target bonus (less applicable withholdings) for the fiscal year in which Executive's Separation occurs, payable on the first regular payroll date following the Measurement Date.

•	COBRA / Health Continuation. The COBRA Period shall be extended to eighteen months.

•	Acceleration of Time-Based Awards. Each of Executive's outstanding unvested equity awards subject to time-based vesting will accelerate and become fully vested (and, if applicable, exercisable) as of the Measurement Date. Any performance-based equity awards will remain subject to their original performance conditions, except that if the performance period has not ended as of the Change in Control, the performance goals shall be deemed achieved at target unless otherwise provided in the applicable award agreement. In no event shall any stock option or restricted stock unit remain outstanding beyond its stated maximum term.

III.	Section 409A

It is intended that the payments and benefits provided under this Policy be exempt from, or comply with, Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations and related guidance issued thereunder (together with any state law of similar effect, “Section 409A”). For purposes of Section 409A (including, without limitation, Treasury Regulation 1.409A-2(b)(2)(iii)), Executive’s right to receive any installment payments (whether severance payments, reimbursements, or otherwise) shall be treated as a right to receive a series of separate payments, and each installment shall at all times be considered a separate and distinct payment.

Notwithstanding any provision of this Policy to the contrary, if Deep Fission or any successor entity determines that any payments or benefits hereunder constitute “deferred compensation” under Section 409A and Executive is, on the date of Executive’s Separation, a “specified employee” (within the meaning of Section 409A(a)(2)(B)(i)), then, solely to the extent necessary to avoid adverse personal tax consequences under Section 409A, such payments or benefits shall be delayed until the earliest of:

(a)	the date that is six months and one day after Executive’s Separation;

(b)	the date of Executive’s death; or

(c)	such earlier date as may be permitted under Section 409A without adverse taxation.

Upon the first business day following the expiration of such delay period, all payments or benefits deferred pursuant to this paragraph shall be paid in a lump sum (or provided in full) by Deep Fission or any successor entity, with any remaining payments made as otherwise provided in this Policy. No interest shall be due on any deferred amounts.

If the payments and benefits under this Policy are not exempt from Section 409A and the Release could become effective in the calendar year following the year of Executive’s Separation, the Release shall be deemed effective on the Measurement Date, and no payments subject to Section 409A shall be made until that date. To the extent required to comply with Section 409A, a termination of employment shall not be deemed to occur for purposes of this Policy unless such termination constitutes a “separation from service” within the meaning of Section 409A.

With respect to reimbursements or in-kind benefits provided to Executive under this Policy that are not exempt from Section 409A, the following rules shall apply:

(a)	the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any one taxable year shall not affect those in any other taxable year;

(b)	reimbursements of eligible expenses shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense was incurred; and

(c)	the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

Nothing in this Policy shall be construed as a guarantee by Deep Fission of any particular tax treatment, and Deep Fission makes no representation that the payments or benefits provided hereunder will be exempt from or comply with Section 409A. Deep Fission shall not be liable for any taxes, interest, penalties, or other losses arising under Section 409A or otherwise, except as required by law.

IV.	Section 280G (Parachute Payments)

In the event that (a) any payment or benefit arising out of or in connection with a change in ownership or effective control of Deep Fission, or a substantial portion of its assets, within the meaning of Section 280G of the Code, is made or provided, or could be made or provided, by Deep Fission or any successor or affiliate to Executive, whether pursuant to this Policy or any other plan, agreement, or arrangement (each such payment or benefit, a “Parachute Payment”), and (b) such Parachute Payments would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), and the net after-tax amount (taking into account all applicable taxes, including any Excise Taxes) that Executive would receive with respect to such Parachute Payments is less than the net after-tax amount Executive would receive if such Parachute Payments were reduced to the maximum amount that could be paid without triggering the Excise Tax, then such Parachute Payments shall be reduced to the extent necessary to eliminate the imposition of the Excise Tax.

Any reduction in Parachute Payments required under this Section IV shall be implemented in the following order:

(a)	First, from cash payments;

(b)	Next, from benefits other than equity; and

(c)	Finally, from equity award acceleration — and, within each category, in reverse order of the scheduled payment or vesting dates.

For the avoidance of doubt, neither Deep Fission nor any of its affiliates shall have any obligation to provide any tax gross-up or similar payment with respect to Section 280G or 4999 of the Code, or any other taxes imposed on Executive in connection with payments or benefits provided under this Policy or any other plan, agreement, or arrangement.

All determinations required under this Section IV shall be made by an independent accounting firm selected by Deep Fission, at Deep Fission’s expense.

V.	General

This Policy supersedes all prior agreements or understandings regarding severance or Change in Control benefits for Executives. Any accrued rights or obligations that remain outstanding as of the date of this Policy (including vested equity awards and reimbursement rights) shall survive in accordance with their terms. If any provision of this Policy is held unenforceable, the remainder shall remain in full force and effect. This Policy shall be governed by and construed in accordance with the laws of the State of Delaware. Any disputes arising out of or relating to this Policy shall be resolved through binding arbitration in accordance with the terms of Executive’s Proprietary Information & Intellectual Property Agreement. All payments made pursuant to this Policy will be subject to withholding of applicable income and employment taxes. Notwithstanding any provision of this Policy to the contrary, to the extent that Executive is entitled to any period of paid notice under Federal or state law including, but not limited to, the Worker Adjustment Retraining Notification Act of 1988, the benefits and amounts payable under this Policy shall be reduced (but not below zero) by the base pay received by Executive during the period of such paid notice.

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